Exhibit 99.1

Financial Contact:	Media Contact:
Josh Hirsberg	David Strow
(702) 792-7234	(702) 792-7386
joshhirsberg@boydgaming.com	davidstrow@boydgaming.com

BOYD GAMING ANNOUNCES NEW $100 MILLION SHARE REPURCHASE PROGRAM

LAS VEGAS - DECEMBER 12, 2018 - Boyd Gaming Corporation (NYSE: BYD) today announced that its Board of Directors has authorized a new share repurchase program of $100 million. The program is in addition to the Company’s existing repurchase authorization.

"Our new repurchase authorization underscores our commitment to use a portion of our growing free cash flow to return capital to shareholders," said Keith Smith, President and Chief Executive Officer of Boyd Gaming. "We remain committed to a well-balanced approach to maximizing shareholder value through accretive acquisitions, re-investments in our existing assets, deleveraging, share repurchases and regular quarterly dividend payments."

Under the stock repurchase programs, the Company may repurchase shares of its common stock on the open market or in privately negotiated agreements. Repurchases of common stock may also be made under Rule 10b5-1 plans, which would permit common stock to be repurchased when the Company might otherwise be precluded from doing so under insider trading laws. The timing, volume and nature of share repurchases will be at the sole discretion of management, dependent on market conditions, applicable securities laws and other factors, and may be suspended or discontinued at any time.

About Boyd Gaming
Founded in 1975, Boyd Gaming Corporation (NYSE: BYD) is a leading geographically diversified operator of 29 gaming entertainment properties in 10 states. The Company currently operates 1.76 million square feet of casino space, approximately 38,000 gaming machines, 900 table games, more than 11,000 hotel rooms, and 320 food and beverage outlets. With one of the most experienced leadership teams in the casino industry, Boyd Gaming prides itself on offering its guests an outstanding entertainment experience, delivered with unwavering attention to customer service. For additional Company information and press releases, visit www.boydgaming.com.